Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS SECOND-QUARTER 2013 RESULTS

•	Sequential Sales Growth Over the Last Three Quarters
•	Continued Improvement in Operating Margins and Earnings
•	Company Maintains 2013 Guidance of $0.75-$0.95 per Share
•	Lower Interest Expense from Deleveraging

WARREN, Ohio – August 1, 2013 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2013.

Second-quarter 2013 net sales were $242.8 million, an increase of $8.5 million, or 3.6%, compared with $234.3 million for the second quarter of 2012. The increase in the current quarter’s net sales was primarily due to higher sales in the Company’s PST, Electronics and Control Devices business segments.

Net income for the second quarter of 2013 was $5.8 million, or $0.21 per diluted share, compared with a net loss of $3.6 million, or $(0.13) per diluted share, in the second quarter of 2012. The increase in net income was primarily due to higher sales in the second quarter of 2013 compared with the same period in 2012 and continued improvement in PST’s markets and operations in Brazil.

As of June 30, 2013, Stoneridge’s consolidated cash position was $37.0 million, a decrease of $7.5 million from December 31, 2012, due primarily to increased receivables and inventories at PST resulting from the Brazilian market recovery.

John Corey, President and Chief Executive Officer, commented, “Year-over-year sales comparisons were higher in the second quarter and continued the sequential sales increases we have seen since the fourth quarter of 2012. The higher sales are mostly the result of improved PST sales which continue to increase over the trough level experienced in the second quarter of 2012.”

Corey further noted Company-wide cost reductions and other initiatives implemented during 2012 continued to improve operating margins. PST margins improved as a result of previous cost actions and an improving sales mix driven largely by alarm systems in the aftermarket.

Corey continued, “While the commercial vehicle market demand remains less than robust, Stoneridge’s participation in diversified markets has reduced this impact and improved our ability to generate operating profits with lower volumes. In addition, even though the U.S. dollar has gained strength versus the Brazilian Real (BRL), we have been able to better manage our global foreign exchange exposure and have reduced PST’s U.S. dollar denominated debt by $10.3 million since the start of 2013. We have recorded a relatively minor currency impact in the second quarter of 2013 compared with the significant impact experienced in the second quarter of 2012.”

Regarding the remaining quarters of 2013, Corey added, “We expect to see further financial improvement, continuing a trend that started in the third quarter of 2012. We reaffirm our 2013 guidance of $0.75 to $0.95 per share as published on February 7, 2013, based on our expectation of continued market improvement and benefits from cost initiatives.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2013 second-quarter results can be accessed at 11 a.m. Eastern time on Thursday, August 1, 2013, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2013	2012	2013	2012

Net sales	$242,785	$234,265	$478,495	$496,532
Costs and expenses:
Cost of goods sold	182,565	180,606	359,546	377,735
Selling, general and administrative	48,395	52,042	96,832	105,331

Operating Income	11,825	1,617	22,117	13,466

Interest expense, net	4,575	5,162	9,149	10,517
Equity in earnings of investees	(96)	(97)	(297)	(236)
Other expense (income), net	(170)	2,734	447	2,403

Income (loss) before income taxes	7,516	(6,182)	12,818	782

Provision (benefit) for income taxes	1,125	(884)	2,144	334

Net income (loss)	6,391	(5,298)	10,674	448

Net income (loss) attributable to noncontrolling interest	634	(1,740)	794	(1,873)

Net income (loss) attributable to Stoneridge, Inc.	$5,757	$(3,558)	$9,880	$2,321

Earnings (loss) per share attributable to Stoneridge, Inc.:
Basic	$0.22	$(0.13)	$0.37	$0.09
Diluted	$0.21	$(0.13)	$0.36	$0.09

Weighted average shares outstanding
Basic	26,692	26,424	26,649	26,322
Diluted	27,348	26,424	27,358	26,999

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
(in thousands)	2013	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$37,023	$44,555
Accounts receivable, less reserves of $3,411 and $3,394, respectively	158,371	141,503
Inventories, net	109,812	96,032
Prepaid expenses and other current assets	30,293	28,964
Total current assets	335,499	311,054

Long-term assets:
Property, plant and equipment, net	112,236	119,147
Other assets
Intangible assets, net	75,189	84,397
Goodwill	61,578	66,381
Investments and other long-term assets, net	9,904	11,712
Total long-term assets	258,907	281,637
Total assets	$594,406	$592,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$10,858	$18,925
Revolving credit facilities	-	1,160
Accounts payable	85,759	76,303
Accrued expenses and other current liabilities	60,345	57,081
Total current liabilities	156,962	153,469
Long-term liabilities:
Long-term debt, net	188,429	181,311
Deferred income taxes	56,554	59,819
Other long-term liabilities	4,369	4,258
Total long-term liabilities	249,352	245,388

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,803 and 28,433 shares and outstanding 28,487 and 27,913 shares at June 30, 2013 and December 31, 2012,
respectively, with no stated value	-	-
Additional paid-in capital	185,498	184,822
Common Shares held in treasury, 316 and 520 shares at June 30, 2013 and December 31,
2012, respectively, at cost	(519)	(1,885)
Accumulated deficit	(13,022)	(22,902)
Accumulated other comprehensive loss	(25,074)	(10,282)
Total Stoneridge Inc. shareholders’ equity	146,883	149,753
Noncontrolling interest	41,209	44,081
Total shareholders' equity	188,092	193,834
Total liabilities and shareholders' equity	$594,406	$592,691

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012

Net income (loss)	$6,391	$(5,298)	$10,674	$448
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(14,359)	(17,456)	(12,114)	(10,345)
Unrealized gain (loss) on derivatives	(2,937)	(1,771)	(2,678)	5,485
Other comprehensive loss	(17,296)	(19,227)	(14,792)	(4,860)
Consolidated comprehensive loss	(10,905)	(24,525)	(4,118)	(4,412)
Income (loss) attributable to noncontrolling interest	634	(1,740)	794	(1,873)

Comprehensive loss attributable to Stoneridge, Inc.	$(11,539)	$(22,785)	$(4,912)	$(2,539)

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Six months ended June 30 (in thousands)	2013	2012

OPERATING ACTIVITIES:
Net cash provided by operating activities	$3,243	$15,316
INVESTING ACTIVITIES:
Capital expenditures	(10,701)	(14,370)
Proceeds from sale of fixed assets	83	301
Payment for additional interest in PST	-	(19,779)
Net cash used for investing activities	(10,618)	(33,848)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	-	11,310
Revolving credit facility payments	(1,160)	(24,426)
Proceeds from issuance of other debt	19,234	18,871
Repayments of other debt	(16,953)	(26,124)
Other financing costs	-	(111)
Repurchase of Common Shares to satisfy employee tax withholding	(670)	(1,119)
Net cash provided by (used for) financing activities	451	(21,599)

Effect of exchange rate changes on cash and cash equivalents	(608)	564

Net change in cash and cash equivalents	(7,532)	(39,567)

Cash and cash equivalents at beginning of period	44,555	78,731

Cash and cash equivalents at end of period	$37,023	$39,164

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$(1,394)	$754
Issuance of Common Shares for acquisition of additional PST interest	$-	$10,197

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